Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The consolidated financial statements of Barfresh Food Group, Inc. as of December 31, 2017 and 2016, and for the years then ended, included in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report, dated March 30, 2018, on our audit of the consolidated financial statements of Bar Fresh Food Group, Inc.

We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Eide Bailly LLP Denver, Colorado June 15, 2018